UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Fretthold, Timothy J.
   P.O. Box 696000
   San Antonio, TX  78269-6000
2. Issuer Name and Ticker or Trading Symbol
   Ultramar Diamond Shamrock Corporation
   (UDS)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   May 31, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and Chief Administrative and Legal Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |5/22/0|M   | |15,000            |A  |$30.125    |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/22/0|S   | |15,000            |D  |$55.20     |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/29/0|M   | |3,065             |A  |$29.17     |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/29/0|F   | |1,703             |D  |$52.50     |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/29/0|F   | |402               |D  |$52.50     |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/29/0|M   | |45,000            |A  |$26.06     |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/29/0|F   | |22,340            |D  |$52.50     |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/29/0|F   | |6,674             |D  |$52.50     |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/29/0|M   | |10,920            |A  |$23.31     |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/29/0|F   | |4,850             |D  |$52.50     |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/29/0|F   | |1,788             |D  |$52.50     |81,827 (b)         |D     |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |7,669.25 (d)       |I     |(d)                        |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee stock options|$30.125 |5/22/|M   | |15,000     |D  |5/11/|12/19|Common Stock|15,000 |       |            |   |            |
 (right to buy) (g)   |        |01   |    | |           |   |01   |/01  |            |       |       |            |   |            |
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Employee stock options|$29.17  |5/29/|M   | |3,065      |D  |2/5/9|2/5/0|Common Stock|3,065  |       |            |   |            |
 (right to buy) (g)   |        |01   |    | |           |   |9    |6    |            |       |       |            |   |            |
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Employee stock options|$52.50  |5/29/|A   |V|1,703      |A  |5/29/|2/5/0|Common Stock|1,703  |       |            |   |            |
 (right to buy) (g)   |        |01   |    | |           |   |03   |6    |            |       |       |            |   |            |
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Employee stock options|$26.06  |5/29/|M   | |45,000     |D  |(aa) |12/1/|Common Stock|45,000 |       |            |   |            |
 (right to buy) (g)   |        |01   |    | |           |   |     |08   |            |       |       |            |   |            |
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Employee stock options|$52.50  |5/29/|A   |V|22,340     |A  |5/29/|12/1/|Common Stock|22,340 |       |            |   |            |
 (right to buy) (g)   |        |01   |    | |           |   |03   |08   |            |       |       |            |   |            |
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Employee stock options|$23.31  |5/29/|M   | |10,920     |D  |(bb) |2/7/1|Common Stock|10,920 |       |            |   |            |
 (right to buy) (g)   |        |01   |    | |           |   |     |0    |            |       |       |            |   |            |
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Employee stock options|$52.50  |5/29/|A   |V|4,850      |A  |5/29/|2/7/1|Common Stock|4,850  |       |337,989     |D  |            |
 (right to buy) (g)   |        |01   |    | |           |   |03   |0    |            |       |       |            |   |            |
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Cash only securities (|        |     |    | |           |   |     |     |Common Stock|       |       |3,446.58    |D  |            |
hh)                   |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(b) 26,300 of such shares were issued pursuant to Long Term Incentive Plans and remain subject to forfeiture as of May 31, 2001.
(d)  Shares held in the Company's 401(k)
Plan.
(g) Employee Stock options granted under the Company's Long-Term Incentive
Plans.
(aa) Options granted to reporting person under Long-Term Incentive Plans exempt under Rule 16b-3. The option becomes exercisable in 30%, 30%
and 40% increments on December 1, 1999, December 1, 2000 and December 1, 2001, respectively.
(bb) Options granted to reporting person under Long-Term Incentive Plans exempt under Rule 16b-3. The option becomes exercisable in 30%, 30%
and 40% increments on February 7, 2001, February 7, 2002 and February 7, 2003, respectively.
(hh) Cash only securities denominated in Ultramar Diamond Shamrock Corporation stock held in the Company's Excess ESOP Plan for Mr. Fretthold's account at December 31,
2000.
SIGNATURE OF REPORTING PERSON
/s/ Timothy J. Fretthold (By Power of Attorney)
DATE
June 8, 2001